FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

SSI Investments II Limited Reports First Quarter Fiscal 2013 Results

NASHUA, NH, June 12, 2012 - SSI Investments II Limited (“SSI II”), a parent company of SkillSoft Limited (formerly SkillSoft PLC), a provider of cloud based learning solutions for customers worldwide, today announced financial results for its first quarter of fiscal 2013.

Basis of Presentation

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSI II, completed its acquisition of SkillSoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from SkillSoft PLC to SkillSoft Limited (“SkillSoft”).

On October 14, 2011, the Company announced that its indirect subsidiaries, SkillSoft Corporation and SkillSoft Ireland Limited, completed their acquisition of the Element K business from NIIT Ventures, Inc., an indirect subsidiary of NIIT Limited (the “Element K acquisition”).

The Company's management has furnished in this press release and the accompanying financial information certain financial measurements that are not in accordance with generally accepted accounting principles (GAAP) in the United States, such as non-GAAP adjusted EBITDA and days sales outstanding (DSOs) from non-GAAP revenue.  As used herein, EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income.  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance, including merger and integration related expenses, revenue reductions and incremental expenses related to purchase accounting as a result of the Acquisition and the Element K acquisition and business realignment strategy charges.  DSOs from non-GAAP revenue exclude fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition and the Element K acquisition and include revenues from the business prior to the Element K acquisition.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures, such as adjusted EBITDA, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.  The Company’s management believes that DSOs are useful as a comparison of DSOs from the current period to the prior period in order for the Company’s management to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business.

Fiscal 2013 First Quarter Results

The Company reported total revenue of $89.3 million for its first quarter ended April 30, 2012 of its fiscal year ending January 31, 2013 (fiscal 2013), which represented a $12.9 million net increase from the $76.4 million reported in its first quarter ended April 30, 2011 of the fiscal year ended January 31, 2012 (fiscal 2012).   The components of revenues are as follows (amounts in millions):

	First Quarter Fiscal 2013	First Quarter Fiscal 2012
Revenues	$94.8	$81.7
Fair value adjustments to deferred revenue from the Acquisition	(0.3)	(5.3)
Fair value adjustments to deferred revenue from the Element K acquisition	(5.2)	-
	$89.3	$76.4

Of the $12.9 million increase in revenues, approximately $11.1 million is related to revenues generated from the Element K business following the Element K acquisition and approximately $2.0 million is related to additional revenues generated from increased current and prior period bookings, as compared to revenues generated from bookings for the same period in fiscal 2012.  This was partially offset by $0.2 million related to the net reduction in fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition and the Element K acquisition.

The Company’s deferred revenue at April 30, 2012 was approximately $214.1 million, which represented a $38.5 million increase from the $175.6 million reported at April 30, 2011.  The components of deferred revenues are as follows (amounts in millions):

	April 30, 2012	April 30, 2011
Deferred revenue	$220.1	$180.2
Unamortized fair value adjustments to deferred revenue from the Acquisition	(0.6)	(4.6)
Unamortized fair value adjustments to deferred revenue from the Element K acquisition	(5.4)	-
	$214.1	$175.6

Of the $38.5 million increase in deferred revenue, approximately $27.5 million is related to deferred revenues from the Element K business and approximately $12.4 million is related to additional current and prior period bookings, which was offset by a net increase from the unamortized fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition and the Element K acquisition of approximately $1.4 million.

The Company’s net loss was $26.7 million for the first quarter of fiscal 2013 as compared to a net loss of $22.4 million for the first quarter of fiscal 2012.  The Company’s net loss in the first quarter of fiscal 2013 includes the impact of the Acquisition and the Element K acquisition, the significant components of which are as follows (amounts in millions):

	First Quarter Fiscal 2013	First Quarter Fiscal 2012
Fair value adjustments to deferred revenue in purchase accounting	$5.5	$5.3
Amortization of intangible assets related to content and technology	17.7	16.0
Fair value adjustments to prepaid commissions in purchase accounting	(0.5)	(0.5)
Acquisition related expenses	0.4	0.3
Restructuring expenses	0.5	-
Merger, integration and related costs	4.1	-
Loss from discontinued operations, net of tax	0.7	-
Amortization of intangible assets	15.4	15.7
Interest expense from new borrowings	16.6	14.9
	$60.4	$51.7

Gross margin was 69% for the Company’s fiscal 2013 first quarter as compared to 70% for the fiscal 2012 first quarter.  The decrease in gross margin for the fiscal 2013 first quarter is primarily due to a $2.1 million increase in cost of sales attributed to consulting fees, headcount and hosting expenses related to the Element K acquisition. In addition, there was a $1.7 million increase in the amortization of intangible assets primarily related to content and technology from the Element K acquisition.

Research and development expenses increased $1.0 million to $14.0 million in the fiscal 2013 first quarter from $13.0 million in the fiscal 2012 first quarter.  This increase was primarily due to incremental headcount related costs of approximately $1.4 million, which was offset by a reduction of outsourced software and content development expenses of approximately $0.7 million.  Research and development expenses were 16% of revenue for the fiscal 2013 first quarter as compared to 17% for the fiscal 2012 first quarter, primarily due to the increase in revenues, which was offset by the aforementioned increase in expenses.

Sales and marketing expenses increased $6.3 million to $33.4 million in the fiscal 2013 first quarter from $27.1 million in the fiscal 2012 first quarter.  Approximately $3.1 million of this increase represents incremental costs related to the Element K business. In addition, we incurred $2.0 million of incremental headcount costs, commission expense and marketing expenses related to SkillSoft’s base business, and $0.6 million of this increase is related to consulting expenses attributed to our sales growth initiatives for fiscal 2013.  Sales and marketing expenses were 37% of revenue for the fiscal 2013 first quarter as compared to 36% for the fiscal 2012 first quarter, primarily due to the aforementioned expenses, which were offset by an increase in revenues.

General and administrative expenses increased $0.9 million to $9.0 million in the fiscal 2013 first quarter from $8.1 million in the fiscal 2012 first quarter.  Approximately $0.6 million of this increase is related to administrative costs associated with the Element K acquisition and approximately $0.5 million is related to additional administrative taxes, which were partially offset by lower compensation related expenses of approximately $0.2 million.  General and administrative expenses were 10% of revenue for the fiscal 2013 first quarter as compared to 11% for the fiscal 2012 first quarter, primarily due to the increase in revenues, which was offset by the aforementioned increase in expenses.

Interest expense increased to $16.6 million for the fiscal 2013 first quarter as compared to $14.9 million in the fiscal 2012 first quarter. The increase in interest expense is primarily due to the incremental borrowings under our senior credit facilities incurred in connection with the Element K acquisition.

Acquisition related expenses for the fiscal 2013 first quarter were $0.4 million as compared to $0.3 million in the fiscal 2012 first quarter. The fiscal 2013 first quarter expenses related primarily to professional fees incurred in connection with the Element K acquisition and the fiscal 2012 expenses related to the 50 Lessons Limited asset acquisition, which was completed in the fiscal 2012 first quarter.

Restructuring expenses of approximately $0.5 million primarily relate to vacated facility costs incurred in connection with the Element K acquisition.

Merger and integration related expenses of approximately $2.3 million primarily relate to professional fees and headcount costs associated with transition activities and process integration activities from the Element K acquisition.

For the fiscal 2013 first quarter, the Company’s tax benefit from continuing operations was $5.1 million and consisted of a cash tax provision of $1.5 million and a non-cash tax benefit of $6.6 million.  This compares to a $4.8 million tax benefit from continuing operations for the fiscal 2012 first quarter, which consisted of a cash tax provision of approximately $1.4 million and a non-cash tax benefit of $6.2 million.  The increase in the current year tax benefit was primarily due to the increased loss from operations.

In the fiscal 2012 fourth quarter, the Company decided to discontinue the Training Channel Enablement (“TCE”) business it acquired in connection with the Element K acquisition, and in March 2012 sold certain assets related to the TCE business.  The results of operations related to this business are reported as discontinued operations, net of tax.  Loss from discontinued operations, net of tax, was $0.7 million in the fiscal 2013 first quarter, which primarily represents a loss on a sublease agreement entered into with the buyers of the TCE business and professional fees related to the asset sale.

Non-GAAP adjusted EBITDA for the fiscal 2013 first quarter was $31.9 million as compared to $27.3 million for the fiscal 2012 first quarter.  The components of Non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	First Quarter Fiscal 2013	First Quarter Fiscal 2012
Net loss, as reported	$(26.7)	$(22.4)
Interest expense, net	16.5	14.9
Depreciation and amortization	1.4	1.0
Amortization of intangible assets	33.1	31.6
Benefit for income taxes	(5.1)	(4.8)
EBITDA	19.2	20.3

Other (income) expense, net	0.9	1.3
Sponsor fees	0.4	0.4
Consulting and advisory fees	0.7	0.2
Acquisition related expenses	0.4	0.3
Restructuring expenses	0.5	-
Merger, integration and related costs	4.1	-
Loss from discontinued operations, net of tax	0.7	-
Fair value adjustments to prepaid commissions in purchase accounting	(0.5)	(0.5)
Fair value adjustments to deferred revenue in purchase accounting	5.5	5.3
Non-GAAP adjusted EBITDA	$31.9	$27.3

The Company’s senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of the revolving credit facility lenders only.  The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time). The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions. The Company’s senior credit facilities and senior notes also include various nonfinancial covenants.  As of April 30, 2012, the Company was in compliance with this financial covenant and all nonfinancial covenants.

The Company had approximately $71.7 million in cash, cash equivalents and restricted cash as of April 30, 2012 as compared to $29.0 million as of January 31, 2012.  This $42.7 million increase is primarily due to cash provided by operations of $45.1 million, which was partially offset by purchases of property and equipment, net of dispositions, of $2.5 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period DSOs to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

The Company’s DSOs from non-GAAP revenues were in the targeted range for the fiscal 2013 first quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs from non-GAAP revenues were 7 days in the fiscal 2013 first quarter as compared to 6 days in year ago period and 9 days in the fourth quarter of fiscal 2012.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenues were 87 days in the fiscal 2013 first quarter as compared to 80 days in the fiscal 2012 first quarter and 166 days in the fiscal 2012 fourth quarter.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Tuesday, June 12, 2012 at 8:30 a.m. EDT to discuss the Company’s fiscal 2013 first quarter financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial (800) 322-9079 or (973) 582-2717 for international callers and use the following passcode: 88179406.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EDT on June 13, 2013 until 11:59 p.m. EDT on June 20, 2012. The replay number is (855) 859-2056 or (404) 537-3406 for international callers, passcode: 88179406. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.

About SSI II

SSI Investments II Limited is an indirect parent of SkillSoft Limited, a pioneer in the field of learning with a long history of innovation. SkillSoft provides cloud based learning solutions for its customers worldwide, ranging from global enterprises, government, and education to mid-sized and small businesses. SkillSoft's customer support teams draw on a wealth of in-house experience and a comprehensive learning e-library to develop off-the-shelf and custom learning programs tailored to cost-effectively meet customer needs. SkillSoft's courses, books and videos have been developed by industry leading learning experts to ensure that they maximize business skills, performance, and talent development.

SkillSoft currently serves over 5,000 customers and more than 13,000,000 learners around the world.  SkillSoft is on the web at www.skillsoft.com.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search & Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue, Quickskill and inGenius are trademarks or registered trademarks of SkillSoft Ireland Limited in the United States and certain other countries. All other trademarks are the property of their respective owners.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; the effect of past and future acquisitions on our operations; volatility in the global market and economic conditions; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; our ability to introduce new products; that our business is subject to currency fluctuations that could adversely affect our operating results; that we may be unable to protect our proprietary rights and other factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012, as filed with the SEC on April 30, 2012.  You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  The forward-looking statements contained in this press release reflect our expectations as of the date hereof and, except as required by applicable securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

###

SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands)

	Successor
	Three Months Ended	Three Months Ended
	April 30, 2012	April 30, 2011

Revenues	$89,304	$76,395
Cost of revenues	10,428	7,285
Cost of revenues - amortization of intangible assets	17,668	15,986

Gross profit	61,208	53,124

Operating expenses:
Research and development	13,987	12,954
Selling and marketing	33,357	27,132
General and administrative	8,977	8,068
Amortization of intangible assets	15,386	15,669
Acquisition related expenses	399	308
Merger and integration related expenses	2,305	-
Restructuring	467	-

Total operating expenses	74,878	64,131

Other expense, net	(922)	(1,335)
Interest income	27	30
Interest expense	(16,561)	(14,914)

Loss before provision for income taxes	(31,126)	(27,226)

Provision for income taxes - cash	1,478	1,392
Benefit for income taxes - non-cash	(6,563)	(6,187)

Net loss before discontinued operations	$(26,041)	$(22,431)

Loss from discontinued operations, net of an income tax benefit of $416	655	-

Net loss	$(26,696)	$(22,431)

SSI Investments II
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	April 30, 2012	January 31, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$71,537	$28,908
Restricted cash	145	108
Accounts receivable, net	97,639	181,574
Deferred tax assets	8,703	5,236
Assets held for sale	-	8,686
Prepaid expenses and other current assets	29,330	33,098

Total current assets	207,354	257,610

Property and equipment, net	10,277	9,305
Goodwill	597,605	597,395
Intangible assets, net	508,569	540,826
Deferred tax assets	394	3,072
Other assets	25,205	22,358

Total assets	$1,349,404	$1,430,566

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$17,948	$2,384
Accounts payable	6,219	10,997
Accrued expenses	51,427	63,982
Deferred tax liabilities	21,877	4,176
Liabilities held for sale	-	4,940
Deferred revenue	214,087	242,130

Total current liabilities	311,558	328,609

Long term debt	696,671	712,309
Deferred tax liabilities	29,872	54,489
Other long term liabilities	7,015	6,172
Total long-term liabilities	733,558	772,970

Total stockholders' equity	304,288	328,987

Total liabilities and stockholders' equity	$1,349,404	$1,430,566

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Three Months Ended April 30,	Three Months Ended April 30,
	2012	2011

Cash flows from operating activities:

Net loss	$(26,696)	$(22,431)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,393	993
Amortization of intangible assets	33,054	31,655
Recovery of bad debts	-	(43)
Benefit for income taxes - non-cash	(6,979)	(6,187)
Non-cash interest expense	1,307	1,105
Loss on disposition of assets	152	-
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	87,850	67,595
Prepaid expenses and other current assets	5,256	72
Accounts payable	(8,388)	(1,489)
Accrued expenses, including long-term	(12,924)	(3,028)
Deferred revenue	(28,890)	(24,891)

Net cash provided by operating activities	45,135	43,351

Cash flows from investing activities:

Purchases of property and equipment	(2,565)	(907)
Proceeds on disposition of assets	96	-
Acquisition of 50 Lessons, net of cash received	-	(3,820)
Increase in restricted cash, net	(37)	(5)

Net cash used in investing activities	(2,506)	(4,732)

Cash flows from financing activities:

Proceeds from capital contribution	-	325
Principal payments on Senior Credit Facilities	(225)	(4,605)

Net cash used in financing activities	(225)	(4,280)

Effect of exchange rate changes on cash and cash equivalents	225	865

Net increase in cash and cash equivalents	42,629	35,204
Cash and cash equivalents, beginning of period	28,908	35,199

Cash and cash equivalents, end of period	$71,537	$70,403